Exhibit 99.1

Contact:	Tricia J. Richardson
Novavax, Inc.
240-268-2031
Novavax Announces Favorable Interim Results From Human Clinical Trial
For Its Pandemic Influenza Vaccine Program
ROCKVILLE, MD (December 20, 2007) — Novavax, Inc. (NASDAQ: NVAX) announced today favorable interim results from a Phase I/IIa human clinical trial of its non-adjuvanted pandemic influenza virus-like particle (VLP) vaccine candidate.
Penny Heaton, MD, Chief Medical Officer and Head of Clinical Development stated, “The initial results from our Phase I/IIa study are promising and support further development of our pandemic influenza vaccine through regulatory licensure. We are moving forward with a dose ranging study as anticipated. These data illustrate the potential of the VLP platform to provide well tolerated and effective vaccines against difficult viral targets, such as the H5N1 avian influenza strain.”
In the initial stage of this study, seventy healthy adults 18 to 40 years of age received two doses of either 15 or 45 mcg of the H5N1 VLP vaccine candidate or a placebo. The goal was to evaluate safety and immunogenicity, including hemagglutinin inhibition (HAI) and neutralizating antibody responses.
The interim results indicate that the vaccine was well tolerated in all study groups. An independent Data and Safety Monitoring Board (DSMB) reviewed the safety data and recommended that Novavax proceed with the second stage of the study, in which the safety and immunogenicity of a range of doses up to 90 mcg will be evaluated.
The vaccine also induced good immune responses. Among those individuals in the 45 mcg arm (N=35), 83% had neutralizing antibody against the H5N1 A/Indonesia/05/2005 avian flu strain after the second vaccination. Sixty-three (63) percent had a 4-fold rise in neutralizing antibody from baseline. In regard to HAI responses, 48% had a 4-fold increase in titer from baseline. All subjects tested negative for antibodies to the H5N1 Indonesia strain before vaccination and no responses were observed among individuals who received a placebo. The candidate vaccine also induced responses against a different H5N1 virus, the A/Viet Nam/1203/2004 avian flu strain. Evidence of immunologic activity was observed among subjects who received the 15 mcg dose (N=14); 75% had neutralizing antibody against the Indonesia strain. Immunological responses to the neuraminidase (NA) or matrix 1 (M1) proteins were not measured in the interim analysis.
Novavax’s VLP vaccine consists of recombinant particles that closely mimic the influenza virus and contain three immunologically important proteins HA, NA, and M1 from the H5N1 A/Indonesia/05/2005 avian influenza virus. The VLPs lack viral genetic material and therefore cannot replicate or cause disease.

Commenting on the interim data, Dr. Rahul Singhvi, Novavax’s President and CEO said, “These data support the vaccine as part of our contribution to pandemic flu preparedness planning. Novavax has the potential to offer a safe and immunogenic vaccine that can be created in cell culture within 12 weeks of the emergence of a pandemic strain. We also offer a portable manufacturing platform that lends itself to regional production. Such a vaccine solution, combined with our manufacturing platform, provides opportunities for Novavax to assist countries in establishing their own pandemic vaccine supply”.
“In addition, these initial results from our pandemic trial bode well for our trivalent seasonal influenza vaccine, which is expected to enter human clinical trials during the second quarter of 2008, pending completion of pre-clinical studies,” he added.
Conference Call
The Company will hold an investor conference call to discuss the data results at 10:00 a.m. Eastern Time on December 20, 2007. The call will be hosted by Novavax President and Chief Executive Officer Dr. Rahul Singhvi and other members of senior management. A question and answer session will follow the financial results overview. The dial-in number for the conference call is USA and Canada (888) 812 8589 International: (913) 312 0399.
A live audio webcast of the conference call will be available at www.novavax.com. Please connect to this website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to hear the webcast. A replay of the webcast will be available for 90 days after the webcast and a replay of the conference call will also be available by telephone beginning 1pm EST. December 20, 2007. To access the replay, dial (888) 203 1112 and enter pass code 9037449.
About Novavax
Novavax Inc. is committed to leading the global fight against infectious disease by creating novel, highly potent vaccines that are safer and more effective than current preventive options. Using the company’s proprietary virus-like particle (VLP) and Novasome® adjuvant technologies, Novavax is developing vaccines to protect against H5N1 pandemic influenza, seasonal flu and other viral diseases. Novavax’s particulate vaccines closely match disease-causing viruses while lacking the genetic material to cause disease, which provides potential for greater immune protection at lower doses than current vaccines. With an exclusive portable manufacturing system that allows for rapid mass-production of vaccines, Novavax is uniquely positioned to meet global public health needs.
Forward-Looking Statements
Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding clinical developments, anticipated milestones, revenues, operating expenses and collaborations and partnerships are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.

Novavax cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including the Company’s ability to progress any product candidates in pre-clinical or clinical trials; the scope, rate and progress of its pre-clinical trials and other research and development activities; the scope, rate and progress of any clinical trials we commence; clinical trial results; even if the data from pre-clinical or clinical trials is positive, the product may not prove to be safe and efficacious; risks relating to the early stage of Novavax’s product candidates under development; uncertainties relating to clinical trials; risks relating to the commercialization, if any, of Novavax’s proposed product candidates; Novavax’s pilot plant facility is subject to extensive validation and FDA inspections, which may result in delays and increases costs; dependence on the efforts of third parties; failure by Novavax to secure and maintain relationships with collaborators; dependence on intellectual property; competition for clinical resources and patient enrollment from drug candidates in development by other companies with greater resources and visibility, and risks that we may lack the financial resources and access to capital to fund our operations. Further information on the factors and risks that could affect Novavax’s business, financial conditions and results of operations, is contained in Novavax’s filings with the U.S. Securities and Exchange Commission, which are available at http://www.sec.gov. These forward-looking statements speak only as of the date of this conference call, and Novavax assumes no duty to update forward-looking statements.
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